News Release

Pioneer Natural Resources Reports Second Quarter 2023 Financial and Operating Results

Dallas, Texas, August 1, 2023 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended June 30, 2023. Pioneer reported second quarter net income attributable to common stockholders of $1.1 billion, or $4.55 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the second quarter was $1.1 billion, or $4.49 per diluted share. Cash flow from operating activities for the second quarter was $1.7 billion.

Highlights

•Second quarter oil production averaged 369 thousand barrels of oil per day (MBOPD), near the top end of quarterly guidance

•Second quarter total production averaged 711 thousand barrels of oil equivalent per day (MBOEPD), above the top end of quarterly guidance

•Increased the midpoints of full-year 2023 oil and total production guidance to 369 MBOPD and 707 MBOEPD, respectively

•Reduced the midpoint of full-year 2023 capital1 guidance by $125 million

•Generated strong second quarter free cash flow2 of $742 million

•Declared a quarterly base-plus-variable dividend of $1.84 per share and repurchased $124 million of shares during the second quarter (0.6 million shares)

"Pioneer's strong execution delivered excellent second quarter results with, oil production near the top end of our guidance range," stated Rich Dealy, President and Chief Operating Officer. "Additionally, our solid operational results generated significant free cash flow2 during the second quarter, supporting compelling shareholder returns.

"Continued strong well productivity and highly efficient operations underpin our ability to increase full-year production guidance, while lowering full-year capital1 guidance through a purposeful reduction in activity. Our improved 2023 outlook is expected to deliver an even more capitally efficient program.

"Pioneer's greatest competitive advantages remain our deep inventory of high-return wells paired with our highly efficient operations and our dedicated employees. We expect this combination to generate strong corporate returns and significant free cash flow3 for decades, providing long-term value for shareholders."

Financial Highlights

Pioneer maintains a strong balance sheet, with net debt of $5.2 billion as of June 30, 2023. The Company had $1.9 billion of liquidity, comprised of $91 million of cash on hand and $1.8 billion available under a $2.0 billion unsecured credit facility, as of June 30, 2023.

Cash flow from operating activities during the second quarter was $1.7 billion, leading to free cash flow2 of $742 million.

During the second quarter, the Company's total capital expenditures1 totaled $1.2 billion.

For the third quarter of 2023, the Company's Board of Directors has declared a quarterly base-plus-variable dividend of $1.84 per share, comprised of a $1.25 base dividend and $0.59 variable dividend. This represents a total annualized dividend yield of 3.3%4.

In addition to a strong dividend payout, the Company continues to execute opportunistic share repurchases. During the second quarter, the Company repurchased $124 million of common stock at an average share price of $207. This total return of capital, including base-plus-variable dividend and share repurchases, represents 75% of second quarter free cash flow2, consistent with the Company's return of capital framework, which creates significant value for shareholders.

Financial Results

For the second quarter of 2023, the average realized price for oil was $72.90 per barrel. The average realized price for natural gas liquids (NGLs) was $22.43 per barrel, and the average realized price for gas was $1.81 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $10.39 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $10.75 per BOE. Exploration and abandonment expense was $23 million. General and administrative (G&A) expense was $88 million. Interest expense was $41 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $59 million. Other expense was $27 million, or $16 million excluding unusual items. Current income tax provision was $192 million. The Company's effective tax rate was 22% for the quarter.

Operations Update

Pioneer's continued operational excellence in the Midland Basin enabled the Company to place 124 horizontal wells on production during the second quarter of 2023.

Pioneer's large and contiguous acreage position provides the opportunity to drive further operational enhancements. The development of wells with lateral lengths in excess of 15,000 feet provides significant capital savings on a per foot basis and is expected to generate an internal rate of return (IRR) that is on average 35% higher than a comparable 10,000-foot lateral well, well above our previous estimate of 20%. The Company is expanding the development of 15,000-foot laterals from 2022 levels and expects to place more than 100 of these wells on production in 2023. In total, the Company has over 1,000 future locations with 15,000-foot lateral lengths in its drilling inventory.

Additionally, Pioneer has delivered significant cost and efficiency improvements from the utilization of simulfrac completions and localized sand mines. The Company added a third simulfrac fleet in the first quarter of 2023 and a second localized sand mine commenced operations during the second quarter. Consistent with the Company's commitment to sustainable operations, Pioneer expects 100% of its completions fleets to be either electric or dual-fuel powered in the second half of 2023.

Extended laterals, utilization of simulfrac fleets, localized sand and the transition of completions fleets from diesel-only fuel are a few examples of the many continuous improvement efforts that the Company's operational teams are progressing.

Improved 2023 Outlook

Pioneer is lowering the midpoint of its 2023 drilling, completions, facilities and water infrastructure capital budget1 by $125 million to an updated range of $4.375 billion to $4.575 billion. Additionally, the Company expects its capital budget for exploration, environmental and other capital to range between $150 million to $200 million in 2023, principally related to drilling four Barnett/Woodford formation wells in the Midland Basin, additional testing of the Company's enhanced oil recovery (EOR) project and adding electric power infrastructure for future drilling, completions and production operations. Pioneer expects its capital program to be fully funded from 2023 cash flow5. The reduction in the Company's 2023 capital budget is primarily attributable to strong production results and highly efficient operations resulting in reduced activity in the second half of 2023.

During 2023, the Company now plans to operate an average of 23 to 25 horizontal drilling rigs in the Midland Basin, including a three-rig average program in the southern Midland Basin joint venture area. The revised 2023 capital program is expected to place 490 to 520 wells on production.

This activity level is expected to deliver 2023 oil production of 364 to 374 MBOPD, an increase of 4.5 MBOPD at the midpoint when compared to original 2023 guidance. Total production is expected to range from 697 to 717 MBOEPD, an increase of 22 MBOEPD at the midpoint when compared to original 2023 guidance.

Third Quarter 2023 Guidance

Third quarter 2023 oil production is forecasted to average between 367 to 377 MBOPD and total production is expected to average between 705 to 725 MBOEPD. Production costs are expected to average $10.50 per BOE to $12.00 per BOE. DD&A expense is expected to average $10.50 per BOE to $12.00 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $80 million to $90 million. Interest expense is expected to be $40 million to $45 million. Other expense is forecasted to be $20 million to $40 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $20 million to $60 million, based on forward oil price estimates for the quarter.

The Company's effective income tax rate is expected to be between 22% to 27%, with the current income tax provision for the quarter expected to be $175 million to $250 million, representing pro rata estimated federal and state taxes based on forecasted 2023 taxable income. The Company expects its cash tax rate for the full-year 2023 to approximate a mid-to-high teens percentage of book income.

Environmental, Social & Governance (ESG)

Pioneer views sustainability as a multidisciplinary effort that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Pioneer recently published its 2023 Sustainability Report highlighting the Company's focus and significant progress on its ESG initiatives. The Company incorporated the Task Force on Climate-related Financial Disclosure (TCFD) framework into this report to provide a more comprehensive overview of the Company's sustainability practices. The report details Pioneer's leading ESG strategy, which includes significant progress on environmental practices and highlights the Company's continued support for its employees and local communities.

The Company has multiple initiatives underway that are expected to result in tangible progress towards
Pioneer's net zero emissions ambition6. In addition to being one of the first U.S. operators to commit to Oil and Gas Methane Partnership 2.0 Initiative (OGMP), Pioneer has established a new target for methane intensity of 0.20% or less in 2025, which places Pioneer on the path to achieving the OGMP "Gold Standard" designation. The Company has made significant progress towards its 2030 emissions intensity targets by achieving a 22% reduction in greenhouse gas emission intensity6 and a 64% reduction in methane emission intensity, when compared to a 2019 baseline. Additionally, Pioneer achieved a flaring intensity of 0.54% in 2022, well below the Company's goal to limit flaring to 1% of natural gas produced. Pioneer continues to prioritize environmental stewardship and plans to end routine flaring by 2025.

Pioneer continues to advance the electrification of field operations through a large-scale renewable energy project on Pioneer owned surface acreage in partnership with a subsidiary of NextEra Energy Resources, LLC. Construction began in 2023 on the 51-turbine, 140-megawatt wind farm project and is expected to begin supplying power to Pioneer operations in early 2024.

Additionally, Pioneer decreased its dependence on freshwater used in completions to 23% during 2022. This achievement represents significant progress in realizing the Company's target to reduce freshwater used in completions to 20% or less by 2026. Pioneer's improvement is underpinned by increased recycling capabilities and the utilization of reclaimed water from the cities of Midland and Odessa.

For more details, see Pioneer's 2023 Sustainability Report at www.pxd.com/sustainability.

Earnings Conference Call

On Wednesday, August 2, 2023, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended June 30, 2023, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select "Investors," then "Quarterly Results" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (888) 440-5983 five minutes before the call.

A replay of the webcast will be archived on Pioneer's website. An audio only replay will be available via telephone through September 1, 2023. To access the audio replay, dial (800) 770-2030 and enter passcode 8960822#.

About Pioneer

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of the Company are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of armed conflict (including the war in Ukraine) and related political instability on economic activity and oil and gas supply and demand; competition; the ability to obtain drilling, environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including potential changes to tax laws; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs, including the potential impact of cost increases due to inflation and supply chain disruptions, and results of development and operating activities; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity, oil and gas demand, and global and U.S. supply chains; the risk of new restrictions with respect to development activities, including potential changes to regulations resulting in limitations on the Company's ability to dispose of produced water; availability of equipment, services, resources and personnel required to perform the Company's development and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the Company's ability to achieve its emissions reductions, flaring and other ESG goals; access to and cost of capital; the financial strength of (i) counterparties to Pioneer's credit facility and derivative contracts, (ii) issuers of Pioneer's investment securities and (iii) purchasers of Pioneer's oil, NGL and gas production and downstream sales of purchased commodities; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, operating cash flow, well costs, capital expenditures, rates of return, expenses, and cash flow from downstream purchases and sales of oil and gas, net of firm transportation commitments; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change on the Company's operations and demand for its products; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology, corporate facilities and vehicles.

Footnote 2: Second quarter 2023 free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures1. See the supplemental schedules for a reconciliation of second quarter 2023 free cash flow to the comparable GAAP number.

Footnote 3: Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 4: Calculated by dividing the Company's annualized third quarter 2023 total dividend per share by the Company's closing stock price on July 28, 2023. Future dividends, whether base or variable, are authorized and determined by the Company's Board of Directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors that the Board of Directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company's free cash flow and share repurchases, which will depend on a number of factors beyond the Company's control, including commodity prices and the Company's stock price.

Footnote 5: Forecasted cash flow is a non-GAAP financial measure. The 2023 estimated cash flow number represents January through December 2023 actual and forecasted operating cash flow (before working capital changes) based on strip pricing and internal forecasts of 2023 production. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 6: Includes Scope 1 and Scope 2 emissions.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company's internal financial model prepared by management and used to assist in the management of its business. Pioneer's financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the United States Securities and Exchange Commission or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer's control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company's financial models.

Pioneer Natural Resources Company Contacts:
Investors
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Christina Voss - 972-969-5706

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91	$1,032
Accounts receivable, net	1,513	1,853
Inventories	448	424
Investment in affiliate	137	172
Prepaids and other	153	245
Total current assets	2,342	3,726
Oil and gas properties, using the successful efforts method of accounting	46,924	44,473
Accumulated depletion, depreciation and amortization	(16,174)	(14,843)
Total oil and gas properties, net	30,750	29,630
Other property and equipment, net	1,624	1,658
Operating lease right-of-use assets	366	340
Goodwill	242	243
Other assets	170	143
	$35,494	$35,740

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,380	$2,637
Interest payable	48	33
Income taxes payable	25	63
Current portion of debt	311	779
Derivatives	72	44
Operating leases	145	125
Other	218	206
Total current liabilities	3,199	3,887
Long-term debt	5,010	4,125
Derivatives	85	96
Deferred income taxes	4,102	3,867
Operating leases	243	236
Other liabilities	855	988
Equity	22,000	22,541
	$35,494	$35,740

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues and other income:
Oil and gas	$2,977	$4,639	$6,142	$8,570
Sales of purchased commodities	1,583	2,366	3,014	4,583
Interest and other income (loss), net	43	(56)	7	69
Derivative loss, net	(1)	(65)	(45)	(200)
Gain (loss) on disposition of assets, net	(3)	36	22	70
	4,599	6,920	9,140	13,092
Costs and expenses:
Oil and gas production	487	478	942	894
Production and ad valorem taxes	185	271	393	495
Depletion, depreciation and amortization	695	620	1,359	1,234
Purchased commodities	1,642	2,382	3,127	4,534
Exploration and abandonments	23	11	38	24
General and administrative	88	88	172	161
Accretion of discount on asset retirement obligations	4	4	8	8
Interest	41	33	70	70
Other	27	5	67	83
	3,192	3,892	6,176	7,503
Income before income taxes	1,407	3,028	2,964	5,589
Income tax provision	(305)	(657)	(640)	(1,209)
Net income attributable to common stockholders	$1,102	$2,371	$2,324	$4,380

Net income per share attributable to common stockholders:
Basic	$4.71	$9.78	$9.90	$18.03
Diluted	$4.55	$9.30	$9.55	$17.15

Weighted average shares outstanding:
Basic	234	242	234	242
Diluted	242	254	243	255

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$1,102	$2,371	$2,324	$4,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	695	620	1,359	1,234
Exploration expenses	1	1	1	6
Deferred income taxes	113	513	223	1,045
(Gain) loss on disposition of assets, net	3	(36)	(22)	(70)
Loss on early extinguishment of debt	—	—	—	47
Accretion of discount on asset retirement obligations	4	4	8	8
Interest expense	3	2	6	5
Derivative-related activity	(18)	(27)	18	40
Amortization of stock-based compensation	27	20	50	39
Investment valuation adjustments	(18)	65	35	(49)
Other	32	14	84	41
Changes in operating assets and liabilities:
Accounts receivable	(123)	38	338	(659)
Inventories	39	(115)	(24)	(241)
Other assets	114	(44)	51	(44)
Accounts payable	38	(90)	(342)	88
Interest payable	30	17	14	(13)
Income taxes payable	(263)	(25)	(38)	(8)
Other liabilities	(66)	(110)	(58)	(50)
Net cash provided by operating activities	1,713	3,218	4,027	5,799
Net cash used in investing activities	(1,262)	(755)	(2,466)	(2,065)
Net cash used in financing activities	(1,552)	(2,272)	(2,502)	(5,033)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,101)	191	(941)	(1,299)
Cash, cash equivalents and restricted cash, beginning of period	1,192	2,394	1,032	3,884
Cash, cash equivalents and restricted cash, end of period	$91	$2,585	$91	$2,585

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Average Daily Sales Volumes:
Oil (Bbls)	369,070	347,964	365,214	351,597
Natural gas liquids ("NGLs") (Bbls)	181,098	160,183	174,329	156,576
Gas (Mcf)	963,064	808,181	936,595	792,847
Total (BOE)	710,678	642,844	695,643	640,314

Average Prices:
Oil per Bbl	$72.90	$110.56	$74.00	$102.54
NGLs per Bbl	$22.43	$44.21	$24.76	$42.83
Gas per Mcf	$1.81	$6.72	$2.77	$5.79
Total per BOE	$46.03	$79.31	$48.78	$73.94

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Margin Data ($ per BOE):
Average price	$46.03	$79.31	$48.78	$73.94
Production costs	(7.53)	(8.18)	(7.47)	(7.72)
Production and ad valorem taxes	(2.86)	(4.63)	(3.13)	(4.27)
	$35.64	$66.50	$38.18	$61.95

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions, except per share data)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally accepted accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to common stockholders	$1,102	$2,371	$2,324	$4,380
Participating share-based earnings	(2)	(6)	(5)	(11)
Basic net income attributable to common stockholders	1,100	2,365	2,319	4,369
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	1	2	3
Diluted net income attributable to common stockholders	$1,101	$2,366	$2,321	$4,372

Basic weighted average shares outstanding	234	242	234	242
Convertible senior notes dilution	8	12	9	13
Diluted weighted average shares outstanding	242	254	243	255

Net income per share attributable to common stockholders:
Basic	$4.71	$9.78	$9.90	$18.03
Diluted	$4.55	$9.30	$9.55	$17.15

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$1,102	$2,371	$2,324	$4,380
Depletion, depreciation and amortization	695	620	1,359	1,234
Exploration and abandonments	23	11	38	24
Accretion of discount on asset retirement obligations	4	4	8	8
Interest expense	41	33	70	70
Income tax provision	305	657	640	1,209
(Gain) loss on disposition of assets, net	3	(36)	(22)	(70)
Loss on early extinguishment of debt	—	—	—	47
Derivative-related activity	(18)	(27)	18	40
Amortization of stock-based compensation	27	20	50	39
Investment valuation adjustments	(18)	65	35	(49)
Other	32	14	84	41
EBITDAX (a)	2,196	3,732	4,604	6,973
Cash interest expense	(38)	(31)	(64)	(65)
Current income tax provision	(192)	(144)	(417)	(164)
Discretionary cash flow (b)	1,966	3,557	4,123	6,744
Cash exploration expense	(22)	(10)	(37)	(18)
Changes in operating assets and liabilities	(231)	(329)	(59)	(927)
Net cash provided by operating activities	$1,713	$3,218	$4,027	$5,799
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain or loss on the disposition of assets; loss on early extinguishment of debt; noncash derivative-related activity; noncash amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate and short-term investments; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and (ii) the Company's derivative positions, and unusual items is as follows:

		Three Months Ended June 30, 2023
	Ref	After-tax Amounts	Per Diluted Share
		(in millions)
Net income attributable to common stockholders		$1,102	$4.55
Noncash MTM adjustments:
ProPetro investment gain ($18 million pretax)		(14)	(0.06)
Derivative gain, net ($18 million pretax)		(14)	(0.06)
Adjusted income excluding noncash MTM adjustments		1,074	4.43
Unusual items:
Impairment of long-lived assets ($11 million pretax)	(a)	9	0.04
Loss on disposition of assets ($4 million pretax)	(b)	3	0.01
Net loss on settlement of convertible debt conversion option derivatives ($3 million pretax)	(c)	2	0.01
Adjusted income excluding noncash MTM adjustments and unusual items		$1,088	$4.49
_____________________
(a)Represents impairment expense of an unoccupied field office.
(b)Represents a loss on nonmonetary transactions in which the Company exchanged ownership interests in certain developed and undeveloped properties in the Midland Basin with unaffiliated third parties.
(c)Represents a realized net derivative loss on settled convertible debt conversion options.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company's ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
	(in millions)
Net cash provided by operating activities	$1,713	$4,027
Changes in operating assets and liabilities	231	59
Less: Capital expenditures (a)	(1,202)	(2,396)
Free cash flow	$742	$1,690
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
	(in millions)
Costs incurred	$1,219	$2,602
Excluded items (a)	(34)	(232)
Other property, plant and equipment capital (b)	17	26
Capital expenditures	$1,202	$2,396
______________________
(a)Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b)Includes other property, plant and equipment additions related to water and power infrastructure.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Derivative Positions as of June 30, 2023

Commodity derivatives. As of June 30, 2023, the Company's outstanding commodity derivative contracts include 3,000 barrels of oil per day of Brent basis swaps for January 2024 through December 2024. The basis swap contracts fix the basis differential between the West Texas Intermediate ("WTI") index price (the price at which the Company buys Midland Basin oil for transport to the Gulf Coast) and the Brent index price (the price at which a portion of the Midland Basin purchased oil is sold in the Gulf Coast market) at a weighted average differential of $4.33.
Marketing derivatives. The Company's marketing derivatives reflect long-term marketing contracts whereby the Company agreed to purchase and simultaneously sell, at an oil terminal in Midland, Texas, (i) 50 thousand barrels of oil per day beginning January 1, 2021 and ending December 31, 2026, (ii) 40 thousand barrels of oil per day beginning May 1, 2022 and ending April 30, 2027 and (iii) 30 thousand barrels of oil per day beginning August 1, 2022 and ending July 31, 2027.
The price the Company pays to purchase the oil volumes under the purchase contracts is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through a Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase. Based on the form of the long-term marketing contracts, the Company accounts for the contracts as derivative instruments not designated as hedges.
Conversion option derivatives. In May 2020, the Company issued $1.3 billion principal amount of convertible senior notes due 2025 (the "Convertible Notes"). Certain holders of the Convertible Notes have exercised their conversion options per the terms of the notes indenture. The Company elected to settle the conversions in cash, with settlement occurring 25 trading days from the notice of conversion (the "Settlement Period"). The Company's election to settle an exercised conversion option in cash results in a forward contract during the Settlement Period that is accounted for as a derivative instrument not designated as a hedge. As of June 30, 2023, $71 million of the principal amount of the Company's Convertible Notes remained in the Settlement Period.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
	(in millions)
Noncash changes in fair value:
Marketing derivative gain (loss), net	$20	$(16)
Convertible debt conversion option derivative loss, net	(2)	(2)
Total noncash derivative gain (loss), net	18	(18)

Cash payments on settled derivative instruments:
Marketing derivative payments	(16)	(31)
Convertible debt conversion option derivative receipts (payments), net	(3)	4
Total cash payments on settled derivative instruments, net	(19)	(27)
Total derivative loss, net	$(1)	$(45)